Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-09055 and 033-33458) of International Business Machines Corporation of our report dated June 14, 2024 relating to the financial statements and supplemental schedules of the IBM 401(k) Plus Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
New York, NY
June 14, 2024